UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2024

Overland Advantage

(Exact name of registrant as specified in its charter)

Delaware	814-01698	92-64241989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 Park Avenue, 11th Floor, New York, NY	10152-0002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 672-5088

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2024 (the “Closing Date”), Overland Advantage (the “Company”) and Overland Financing MS, LLC (the “Borrower”), a wholly-owned, special purpose financing subsidiary of the Company, entered into a revolving credit facility (the “Revolving Credit Facility”) pursuant to a Loan and Servicing Agreement by and among the Borrower, as borrower, the Company, as transferor and as servicer, Morgan Stanley Senior Funding, Inc., as administrative agent, each of the lenders from time to time party thereto (the “Lenders”), and Wilmington Trust, National Association, as collateral agent, account bank and collateral custodian (the “MS Facility Agreement”).

Under the Revolving Credit Facility, the Lenders have agreed to make available to the Borrower a revolving loan facility in the maximum principal amount of up to $300 million. In addition, pursuant to the MS Facility Agreement, the Borrower has retained the Company as servicer to perform certain servicing functions related to the loan assets and other assets of the Borrower.

The Lenders’ initial commitment amount under the Revolving Credit Facility will remain undrawn until the earlier of the day following the date that the investors in the Company have fully funded the first capital call made by the Company after the Closing Date and April 1, 2024. Advances may be used for the purpose of financing the purchase from the Company or third party sellers, or the origination, by the Borrower, of loan assets that satisfy certain eligibility criteria under the MS Facility Agreement and other permitted investments, to pay fees and expenses in connection with the transactions contemplated under the MS Facility Agreement, to establish reserves for unfunded commitments of delayed draw loan assets and revolving loans owned by the Borrower and to distribute proceeds to the Company. All amounts outstanding under the Revolving Credit Facility must be repaid by the final maturity date of the facility, which is scheduled to be five years after the Closing Date.

Advances under the Revolving Credit Facility initially bear interest at a per annum rate equal to an applicable benchmark (which is initially the forward-looking term rate based on SOFR for a tenor of three (3) months, as such rate is published by the CME Group Benchmark Administration Limited (CBA)), plus an applicable margin of (a) from the Closing Date to the six (6) month anniversary thereof, 1.70% per annum, (b) after the six (6) month anniversary of the Closing Date and during the revolving period, which is scheduled to end three years after the Closing Date, 2.35% per annum, and (c) after the end of the revolving period, 2.85% per annum.

Advances under the Revolving Credit Facility are secured by the assets of the Borrower, which include the loan assets owned by the Borrower and other assets related thereto, the Borrower’s bank accounts and the funds therein, any permitted investments owned by the Borrower, the Borrower’s rights under the agreements to which it is party, and all income and proceeds of the foregoing. The advances under the Revolving Credit Facility are also secured by the Company’s equity interests in the Borrower.

Borrowings under the Revolving Credit Facility are subject to, among other things, the maintenance of a minimum borrowing base calculated based on a weighted average of asset specific advance rates, subject to a maximum weighted average advance rate of 0% to up to 65% (or 70% during the first six months following the Closing Date) based on the diversity score of the portfolio. In addition, the MS Facility Agreement and the related transaction documents require the Company and the Borrower to, among other things, make representations and warranties regarding the collateral as well as the Company’s business and operations, agree to certain indemnification obligations, agree to certain limitations on the incurrence of additional indebtedness and liens, and agree to comply with various affirmative and negative covenants, including financial covenants requiring the Company have, as of each quarter end, (i) liquidity in excess of the greater of $25 million and 7.5% of the total indebtedness of the Borrower, (ii) a net asset value plus unpledged capital commitments of at least 50% of the total capital commitments of the Company and (iii) an asset coverage ratio of at least 1.50:1.00. The MS Facility Agreement also includes usual and customary events of default for revolving credit facilities of this nature, including the failure to make timely payments under the MS Facility Agreement, the occurrence of a change in control of the Company or the Borrower and the failure by the Company to materially perform under the operative agreements related to, and including, the MS Facility Agreement, which, if not complied with, could accelerate repayment under the MS Facility Agreement, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the MS Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the MS Facility Agreement which will be filed with the Company’s Form 10-Q for the fiscal quarter ended March 31, 2024.

Item 2.03. Creation of a Direct Financial Obligation.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND ADVANTAGE

Date: February 28, 2024	By:	/s/ Kimberly A. Terjanian
Name: Kimberly A. Terjanian
Title: Chief Financial Officer